March 2008 Preliminary Terms No. 554 Registration Statement No. 333-131266 Dated March 13, 2008 Filed pursuant to Rule 433

S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Currencies

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro
Hong Kong dollar + Indian rupee + Indonesian rupiah + Malaysian ringgit + Philippine peso
Partially Capital Protected Currency-Linked Notes provide investors with exposure to an individual currency or a basket of currencies and guarantee the return of a substantial percentage of the principal amount if held to maturity.  They are for investors who are willing to risk loss of some of their initial investment and forgo market interest rates in exchange for partial principal protection and upside exposure to the underlying currency or basket of currencies.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	March , 2008
Original issue date:	March , 2008 (5 business days after the pricing date)
Maturity date:	March 31, 2011
Minimum payment amount:	$950 (95% principal protection)
Interest:	None
Basket:	Basket Currencies	Weighting
Hong Kong dollar (“HKD”)	25%
Indian rupee (“INR”)	25%
Indonesian rupiah (“IDR”)	20%
Malaysian ringgit (“MYR”)	15%
Philippine peso (“PHP”)	15%
Payment at maturity:	$950 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies relative to the Eurozone euro
Participation rate:	145% to 175%. The actual participation rate will be determined on the pricing date.
Currency performance:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1]
Currency performance value:	With respect to each basket currency: currency performance x weighting
Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one Eurozone euro.
Valuation date:	March 22, 2011
CUSIP:	6174464H9
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Note:	100%	2%	98%
Total:	$	$	$

(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked partially capital protected notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Prospectus Supplement for Partially Capital Protected Currency-linked Notes dated March 13, 2008
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

Investment Overview

The 95% Capital Protected Currency-Linked Notes due March 31, 2011 (the “notes”), issued by Morgan Stanley, provide investors with an opportunity to gain direct exposure to the performance of a basket of five Asian currencies relative to the Eurozone euro with only 5% downside risk to principal.

If, at maturity, the weighted basket of five Asian currencies (the “basket”) has appreciated as a whole relative to the Eurozone euro, the investment will return $950 plus 145% to 175% of the amount of such appreciation (e.g. a 10% appreciation will return 95% of principal plus 14.5% to 17.5%, for a total return of 9.5% to 12.5%).  If the basket has not appreciated or has depreciated, the investment will return 95% of the stated principal amount at maturity.  Furthermore, if the basket has appreciated less than approximately 2.86% to 3.45% (depending on the actual participation rate), the investment will return less than par at maturity.  There will be no interest payments on the notes.

Maturity:	3 years
Protection at maturity:	95% of principal
Payment at maturity:	(i) If the basket appreciates Þ $950 plus 145% to 175% of the positive performance of the basket (ii) If the basket depreciates or does not appreciate Þ $950

Basket Overview

Basket Currency	Weighting	Quotation Convention
Hong Kong dollar (“HKD”)	25%	units of HKD / 1 EUR
Indian rupee (“INR”)	25%	units of INR / 1 EUR
Indonesian rupiah (“IDR”)	20%	units of IDR / 1 EUR
Malaysian ringgit (“MYR”)	15%	units of MYR / 1 EUR
Philippine peso (“PHP”)	15%	units of PHP / 1 EUR

Basket Historical Performance January 1, 2003 to March 11, 2008

The graph sets forth the historical performance of the basket relative to the Eurozone euro for the period from January 1, 2003 to March 11, 2008 and illustrates the effect of any offset and/or correlation among the basket currencies relative to the Eurozone euro during such period.  The graph does not take into account the participation rate on the notes, nor does it attempt to show your expected return on an investment in the notes at maturity.  You cannot predict the future performance of any of the basket currencies relative to the Eurozone euro or of the basket as a whole, or whether increases in the value of any of the basket currencies will be offset by decreases in the value of other basket currencies, based on their historical performance.

March 2008	Page 2

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪	The basket performance represents the weighted performance of the basket currencies relative to the Eurozone euro from the pricing date to the valuation date.

▪
A decrease in an exchange rate means that the relevant basket currency has appreciated / strengthened relative to the Eurozone euro.  This means that it takes fewer units of the relevant basket currency to purchase one (1) Eurozone euro on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase more euros on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where INR has strengthened relative to the Eurozone euro by approximately 10%:

Pricing date = 60 INR / 1 EUR and Valuation date = 54.55 INR / 1 EUR

▪
An increase in an exchange rate means that the relevant basket currency has depreciated / weakened relative to the Eurozone euro.  This means that it takes more of the relevant basket currency to purchase one (1) Eurozone euro on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase fewer euros on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where INR has weakened relative to the Eurozone euro by approximately 10%:

Pricing date = 60 INR / 1 EUR and Valuation date = 66.67 INR / 1 EUR

Actual exchange rates on the pricing date will vary.

March 2008	Page 3

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

Key Benefits

Exposure to currencies is a component of portfolio diversification.  Investors who believe that the five Asian currencies may strengthen against the Eurozone euro and are concerned about the risks associated with investing directly in currencies can use the notes to gain exposure to the basket currencies relative to the Eurozone euro while protecting 95% of principal at maturity.

Partial Principal Protection	▪	95% principal protection at maturity regardless of the basket performance
Access	▪	Exposure to a weighted basket of five Asian currencies relative to the Eurozone euro
	▪	Portfolio diversification from traditional fixed income / equity investments
Leverage Performance	▪
Uncapped 145% to 175% upside participation in any basket appreciation.  The investment will return less than par at maturity if the basket appreciates less than 2.86% to 3.45% (depending on the actual participation rate).

Summary of Key Risks (see page 12)

▪	No interest payments

▪	The notes may pay less than the principal amount at maturity

▪	Currency exchange risk

▪	Government intervention could materially and adversely affect the value of the notes.

▪	Many unpredictable factors will affect the value of the notes.

▪	Even though the basket currencies trade around-the-clock, the notes will not.

▪	Changes in the value of one or more of the basket currencies may offset each other.

▪	Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.

▪	The currency exposure achieved by the basket is limited geographically.

▪	The exchange rate of the Hong Kong dollar, which has a basket weighting of 25%, will closely track the U.S. dollar / Eurozone euro exchange rate.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪	Credit risk to Morgan Stanley.

▪	The notes will not be listed on any securities exchange. Secondary trading may be limited and you could receive less than par if you try to sell your notes prior to maturity.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies.

Suitability

The notes may be suitable for investors who:

▪	do not require current income / coupon payments

▪	are capable of understanding the complexities / risks specific to the notes and the basket currencies

▪	are willing to lose up to 5% of their investment in the notes should the basket depreciate, not appreciate or not appreciate sufficiently relative to the Eurozone euro.

March 2008	Page 4

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the minimum payment at maturity of $950 plus the supplemental redemption amount, if any, based on whether the basket of Asian currencies has appreciated relative to the Eurozone euro on the valuation date.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
March , 2008	March , 2008 (5 business days after the pricing date)	March 31, 2011
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Basket:	Basket Currencies	Weighting
	Hong Kong dollar (“HKD”)	25%
	Indian rupee (“INR”)	25%
	Indonesian rupiah (“IDR”)	20%
	Malaysian ringgit (“MYR”)	15%
	Philippine peso (“PHP”)	15%
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof.
Minimum payment amount:	$950 (95% principal protection)
Payment at maturity:	$950 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies relative to the Eurozone euro.

A depreciation of one or more basket currencies could partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive 95% of your principal back at maturity.
Please see “Hypothetical Payout on the Notes” for full examples of how to calculate the basket performance at maturity.

Currency performance:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1]
Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of each basket currency as represented by the following formula: currency performance x weighting
Participation rate:	145% to 175%. The actual participation rate will be determined on the pricing date.
Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Currency-linked Partially Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement for currency-linked partially capital protected notes.

March 2008	Page 5

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

Exchange rate:
With respect to each basket currency, the rate for conversion of such basket currency into one Eurozone euro.

For MYR, PHP and IDR, because the exchange rate for purposes of determining the initial and final exchange rate is quoted on the applicable reference source as the rate for conversion of such basket currency into one U.S. dollar, the exchange rate for such currencies will be determined by multiplying the applicable U.S. dollar exchange rate (as quoted on the applicable reference source) times the Eurozone euro exchange rate, as follows:

MYR: (MYR/USD) x (USD/EUR)
PHP: (PHP/USD) x (USD/EUR)
IDR: (IDR/USD) x (USD/EUR)

Reference source:	HKD: Reuters “ECB37”	MYR: Reuters “ABSIRFIX01”
	INR: Reuters “RBIB”	PHP: Reuters “PDSPESO”
	IDR: Reuters “ABSIRFIX01”	EUR: Reuters “ECB37”
Valuation date:	March 22, 2011
Risk Factors:	Please see “Risk Factors” on page 12.
General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174464H9
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on March 6, 2008, the “comparable yield” would be a rate of 3.8794% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,124.1938 due at maturity. The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$11.4227	$11.4227
July 1, 2008 through December 31, 2008	$19.6186	$31.0412
January 1, 2009 through June 30, 2009	$19.9991	$51.0404
July 1, 2009 through December 31, 2009	$20.3870	$71.4274
January 1, 2010 through June 30, 2010	$20.7825	$92.2099
July 1, 2010 through December 31, 2010	$21.1856	$113.3955
January 1, 2011 through the Maturity Date	$10.7983	$124.1938

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated

March 2008	Page 6

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the underlying currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the basket currencies, and, therefore, the exchange rate that must prevail with respect to the underlying basket on the valuation date before you would receive at maturity a payment that exceeds the principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA:	See “ERISA” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2008	Page 7

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

Payment at Maturity

At maturity, investors will receive $950 plus the supplemental redemption amount for each note they hold.

If the basket performance is:	The supplemental redemption amount will be:
greater than zero	$1,000 x basket performance x 145% to 175%
less than or equal to zero	$0 (Investors will only receive $950 at maturity)

Best Case Scenario
The basket appreciates, relative to the Eurozone euro, and the notes return $950 plus 145% to 175% of uncapped upside participation in the appreciation of the basket and this appreciation is greater than 2.86% to 3.45% so that you will receive a return greater than your initial investment.

Worst Case Scenario	The basket depreciates or does not appreciate and the notes redeem for $950 at maturity. This assumes the investment is held to maturity.

Note:

There is no cap on upside participation.  At maturity, you will receive 145% to 175% of any basket appreciation in addition to 95% of the principal amount of the notes you hold.

If the basket performance at maturity is zero or negative, you will only receive $950 at maturity.  Even if the basket performance is positive, you will receive less than par at maturity if the basket performance is less than approximately 2.86% to 3.45%.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

March 2008	Page 8

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

Hypothetical Payout on the Notes

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below are three full examples of how to calculate the payment at maturity.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
HKD	25%	12.09	10.99	10%
INR	25%	62.71	57.01	10%
IDR	20%	14,280	12,981.82	10%
MYR	15%	4.92	4.47	10%
PHP	15%	64.29	58.45	10%

Basket performance = Sum of currency performance values

[(Initial HKD exchange rate / Final HKD exchange rate) – 1]  x  25%, plus

[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  25%, plus

[(Initial IDR exchange rate / Final IDR exchange rate) – 1]  x  20%, plus

[(Initial MYR exchange rate / Final MYR exchange rate) – 1]  x  15%, plus

[(Initial PHP exchange rate / Final PHP exchange rate) – 1]  x  15%

So, using the hypothetical exchange rates above:

[(12.09 / 10.99) –1] x 25%  = 2.5% plus

[(62.71 / 57.01) –1] x 25%  = 2.5% plus

[(14,280 / 12,981.82) –1] x 20%  = 2% plus

[(4.92 / 4.47) – 1] x 15%  = 1.5% plus

[(64.29 / 58.45) – 1] x 15%  = 1.5%

equals

Basket performance   =   10%

Hypothetical basket performance =	10%
Hypothetical participation rate =	160%
Supplemental redemption amount =	$1,000 x basket performance x participation rate
= $1,000 x 10% x 160% = $160

Because the basket performance is greater than zero, investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,110, which is the sum of the $950 minimum payment at maturity and the supplemental redemption amount of $160.

March 2008	Page 9

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

Example 2:  The basket performance is 0% or negative.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
HKD	25%	12.09	15.11	– 20%
INR	25%	62.71	54.53	15%
IDR	20%	14,280	16,800	– 15%
MYR	15%	4.92	5.79	– 15%
PHP	15%	64.29	58.45	10%

Basket performance = Sum of currency performance values

[(Initial HKD exchange rate / Final HKD exchange rate) – 1]  x  25%, plus

[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  25%, plus

[(Initial IDR exchange rate / Final IDR exchange rate) – 1]  x  20%, plus

[(Initial MYR exchange rate / Final MYR exchange rate) – 1]  x  15%, plus

[(Initial PHP exchange rate / Final PHP exchange rate) – 1]  x  15%

So, using the hypothetical exchange rates above:

[(12.09 / 15.11) – 1] x 25%  = – 5% plus

[(62.71 / 54.53) – 1] x 25%  = 3.75% plus

[(14,280 / 16,800) – 1] x 20%  = – 3% plus

[4.92 / 5.79) – 1] x 15%  = – 2.25% plus

[(64.29 / 58.45) – 1] x 15%  = 1.5%

equals

Basket performance   =   – 5%

Hypothetical basket performance =	– 5%
Supplemental redemption amount =	$0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $950 minimum payment at maturity per note.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the Eurozone euro over the term of the notes, because this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the Eurozone euro of one or more of the other basket currencies.  In this example, the appreciation of the Indian rupee and the Philippine peso is more than offset by the depreciation of the Hong Kong dollar, the Indonesian rupiah and the Malaysian ringgit.

March 2008	Page 10

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

Example 3: The basket performance is not sufficiently greater than zero.  Payment at maturity is less than Par.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
HKD	25%	12.09	10.99	10%
INR	25%	62.71	61.48	2%
IDR	20%	14,280	16,320	– 12.5%
MYR	15%	4.92	4.69	5%
PHP	15%	64.29	61.23	5%

Basket performance = Sum of currency performance values

[(Initial HKD exchange rate / Final HKD exchange rate) – 1]  x  25%, plus

[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  25%, plus

[(Initial IDR exchange rate / Final IDR exchange rate) – 1]  x  20%, plus

[(Initial MYR exchange rate / Final MYR exchange rate) – 1]  x  15%, plus

[(Initial PHP exchange rate / Final PHP exchange rate) – 1]  x  15%

So, using the hypothetical exchange rates above:

[(12.09 / 10.99) – 1] x 25%  = 2.5% plus

[(62.71 / 61.48) – 1] x 25%  = 0.5% plus

[(14,280 / 16,320) – 1] x 20%  = – 2.5% plus

[4.92 / 4.69) – 1] x 15%  = 0.75% plus

[(64.29 / 61.23) – 1] x 15%  = 0.75%

equals

Basket performance   =   2%

Hypothetical basket performance	= 2%
Hypothetical participation rate	= 160%
Supplemental redemption amount	= $1,000 x basket performance x participation rate
= $1,000 x 2% x 160% = $32

In this example, the total payment at maturity will equal $982, which is the sum of $950 and a supplemental redemption amount of $32.  If the basket performance is positive but not sufficiently greater than zero as in this example, investors will receive less than the $1,000 stated principal amount of each note at maturity and, therefore, will lose some of their initial investment in the notes.

March 2008	Page 11

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
The notes do not pay interest.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity.  In addition, the return of only the minimum payment at maturity will result in a loss on your investment in the notes.

▪
No guarantee of full return of principal at maturity.  The notes do not guarantee full return of principal at maturity.  Because the payment at maturity is equal to $950 plus the supplemental redemption amount, the basket must appreciate more than approximately 2.86% to 3.45% before you would receive a payment at maturity that is greater than or equal to the stated principal amount of the notes.  You will lose money on your investment if the basket depreciates, does not appreciate or appreciates less than approximately 2.86% to 3.45% against the Eurozone euro.

▪
Currency exchange risk. Fluctuations in the exchange rates between the Eurozone euro and the basket currencies will affect the value of the notes.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant Asian country, the Eurozone and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant Asian countries, the countries in the Eurozone and the U.S. and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the Eurozone euro may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies, the Eurozone or the U.S.; and (viii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

March 2008	Page 12

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

▪
Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  This could prevent you from avoiding significant losses.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

▪
Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies relative to the Eurozone euro may wholly or partially offset any increase in the value of the other basket currencies relative to the Eurozone euro.

▪
Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.  The notes are linked to the performance of a basket consisting solely of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists entirely of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.  For special risks related to the basket currencies, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement for currency-linked partially capital protected notes.

▪
The currency exposure achieved by the basket is limited geographically. Because the basket is limited to Asian currencies, events occurring in Asia which affect that region could have a negative impact on more than one, or all, of the basket currencies at the same time, which could have an adverse affect on the value of the notes and may affect the payout to you at maturity.

▪
The exchange rate of the Hong Kong dollar, which has a basket weighting of 25%, will closely track the U.S. dollar / Eurozone euro exchange rate.  Because the Hong Kong dollar is pegged to the U.S. dollar and is thus allowed to float within only a narrow band of the U.S. dollar exchange rate, 25% of the basket (the weighting of the Hong Kong dollar) will closely track the U.S. dollar / Eurozone euro exchange rate.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment to you at maturity.

▪
Issuer’s credit ratings may affect the market value of the notes. Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the notes.

▪
Secondary trading may be limited. The notes will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily or at a price that you desire.  Morgan Stanley currently intends to act as a market maker for the notes but is not required to do so.

▪
Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the basket currencies and, as a result, could increase the value against the Eurozone euro at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the principal amount of the notes.

March 2008	Page 13

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies relative to the Eurozone euro for each quarter in the period from January 1, 2003 through March 11, 2008.  The related graphs set forth each basket currency’s currency performance relative to the Eurozone euro for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the Eurozone euro will be offset by the weakening of other basket currencies relative to the Eurozone euro, based on their historical performance.

HKD	High	Low	Period End
2003
First Quarter	8.625	8.080	8.512
Second Quarter	9.289	8.342	8.977
Third Quarter	9.026	8.431	9.026
Fourth Quarter	9.777	8.869	9.777
2004
First Quarter	9.979	9.458	9.596
Second Quarter	9.625	9.218	9.515
Third Quarter	9.711	9.369	9.696
Fourth Quarter	10.604	9.578	10.535
2005
First Quarter	10.495	9.950	10.111
Second Quarter	10.207	9.352	9.408
Third Quarter	9.739	9.253	9.330
Fourth Quarter	9.446	9.050	9.188
2006
First Quarter	9.543	9.166	9.401
Second Quarter	10.022	9.379	9.934
Third Quarter	10.023	9.722	9.875
Fourth Quarter	10.372	9.745	10.266
2007
First Quarter	10.456	10.054	10.435
Second Quarter	10.679	10.398	10.588
Third Quarter	11.092	10.497	11.092
Fourth Quarter	11.573	10.898	11.381
2008
First Quarter (through March 11, 2008)	12.107	11.295	11.944

Hong Kong dollar / Eurozone euro January 1, 2003 to March 11, 2008

March 2008	Page 14

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

INR	High	Low	Period End
2003
First Quarter	52.688	49.879	51.749
Second Quarter	55.849	50.179	53.112
Third Quarter	53.681	49.492	53.469
Fourth Quarter	57.517	51.728	57.517
2004
First Quarter	58.514	53.310	53.310
Second Quarter	56.030	52.095	55.995
Third Quarter	57.250	55.666	56.679
Fourth Quarter	59.623	56.304	59.332
2005
First Quarter	58.835	55.656	56.690
Second Quarter	57.275	52.451	52.451
Third Quarter	55.080	51.831	53.047
Fourth Quarter	55.001	52.619	53.303
2006
First Quarter	54.356	52.640	54.063
Second Quarter	59.582	54.045	58.890
Third Quarter	59.937	58.130	58.203
Fourth Quarter	59.563	56.811	58.421
2007
First Quarter	58.688	57.015	58.055
Second Quarter	57.864	54.259	55.150
Third Quarter	56.739	54.890	56.739
Fourth Quarter	59.169	55.422	57.510
2008
First Quarter (through March 11, 2008)	62.808	57.175	62.058

Indian rupee / Eurozone euro January 1, 2003 to March 11, 2008

March 2008	Page 15

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

IDR	High	Low	Period End
2003
First Quarter	9,820.60	9,236.52	9,713.19
Second Quarter	9,938.90	9,428.97	9,510.97
Third Quarter	9,883.71	9,145.56	9,786.47
Fourth Quarter	10,637.16	9,692.86	10,603.31
2004
First Quarter	10,795.43	10,346.63	10,546.81
Second Quarter	11,594.68	10,207.53	11,468.47
Third Quarter	11,470.39	10,918.16	11,385.61
Fourth Quarter	12,709.22	11,161.83	12,563.63
2005
First Quarter	12,595.98	11,749.19	12,269.95
Second Quarter	12,677.92	11,561.79	11,815.45
Third Quarter	13,182.14	11,669.88	12,387.55
Fourth Quarter	12,277.74	11,439.92	11,647.08
2006
First Quarter	11,677.26	10,854.00	10,989.21
Second Quarter	11,998.47	10,863.43	11,849.69
Third Quarter	11,783.67	11,471.13	11,688.13
Fourth Quarter	12,242.08	11,474.59	11,870.97
2007
First Quarter	12,280.88	11,720.90	12,180.64
Second Quarter	12,405.57	11,659.85	12,221.65
Third Quarter	13,125.09	12,214.36	12,989.92
Fourth Quarter	14,010.37	12,769.93	13,715.54
2008
First Quarter (through March 11, 2008)	14,275.35	13,377.36	14,011.26

Indonesian rupiah / Eurozone euro January 1, 2003 to March 11, 2008

March 2008	Page 16

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

MYR	High	Low	Period End
2003
First Quarter	4.201	3.938	4.148
Second Quarter	4.525	4.064	4.374
Third Quarter	4.429	4.107	4.429
Fourth Quarter	4.786	4.338	4.786
2004
First Quarter	4.880	4.609	4.680
Second Quarter	4.699	4.492	4.636
Third Quarter	4.732	4.564	4.726
Fourth Quarter	5.182	4.668	5.151
2005
First Quarter	5.117	4.848	4.926
Second Quarter	4.973	4.572	4.600
Third Quarter	4.714	4.505	4.533
Fourth Quarter	4.592	4.411	4.478
2006
First Quarter	4.615	4.399	4.462
Second Quarter	4.705	4.436	4.700
Third Quarter	4.732	4.605	4.674
Fourth Quarter	4.805	4.602	4.657
2007
First Quarter	4.672	4.523	4.617
Second Quarter	4.686	4.550	4.675
Third Quarter	4.861	4.679	4.861
Fourth Quarter	5.040	4.764	4.825
2008
First Quarter (through March 11, 2008)	4.951	4.685	4.890

Malaysian ringgit / Eurozone euro January 1, 2003 to March 11, 2008

March 2008	Page 17

95% Capital Protected Currency-Linked Notes due March 31, 2011
Based on the Performance of a Basket of Five Asian Currencies Relative to the Eurozone euro

PHP	High	Low	Period End
2003
First Quarter	60.640	55.298	58.376
Second Quarter	63.653	56.595	61.567
Third Quarter	64.011	59.290	64.011
Fourth Quarter	69.942	62.982	69.942
2004
First Quarter	72.000	68.424	69.210
Second Quarter	69.463	65.961	68.469
Third Quarter	69.993	67.081	69.993
Fourth Quarter	76.746	69.140	76.209
2005
First Quarter	75.617	69.628	71.040
Second Quarter	71.192	66.455	67.763
Third Quarter	70.411	66.799	67.386
Fourth Quarter	68.047	62.775	62.898
2006
First Quarter	65.073	60.835	61.858
Second Quarter	68.256	61.770	67.965
Third Quarter	67.830	63.575	63.684
Fourth Quarter	66.288	62.574	64.691
2007
First Quarter	65.053	62.390	64.456
Second Quarter	64.908	61.460	62.557
Third Quarter	64.953	61.869	64.122
Fourth Quarter	65.070	59.163	60.159
2008
First Quarter (through March 11, 2008)	64.068	58.556	62.870

Philippine peso / Eurozone euro January 1, 2003 to March 11, 2008

March 2008	Page 18